Amendment to SCHEDULE A

Name of Separate Account and Date
Established by Board of Directors

Kansas City Life Variable Annuity Separate Account
Kansas City Life Variable Life Separate Account

Contracts Funded
By Separate Account

J147 (Century II Variable Annuity)
J157 (Century II VA Affinity Series)
J159 (Century II VA Freedom Series)
J176 and J177 (Century II VUL Accumulator Series)

Designated Portfolios

Calamos Growth and Income Fund